Exhibit 21.1

Subsidiaries of Registrant

Subsidiary	Jurisdiction of Formation
Lantronix Holding Company	Delaware, U.S.A.
Lantronix India Private Limited	India
Lantronix Hong Kong Limited	Hong Kong
Lantronix Japan K.K.	Japan
Lantronix UK Ltd.	United Kingdom
Lantronix Canada, ULC	Canada
Lantronix Australia Pty. Ltd.	Australia

Subsidiaries of Lantronix Holding Company

Subsidiary	Jurisdiction of Formation
Lantronix IoT GmbH	Germany

Subsidiaries of Canada ULC

Subsidiary	Jurisdiction of Formation
Lantronix Technologies Canada (Taiwan) Ltd.	Taiwan